EXHIBIT 99.1

Thecla Sweeney to Join the Board of Directors of Restaurant Brands International

TORONTO, December 16, 2021 /CNW/ - The Board of Directors of Restaurant Brands International Inc. (TSX: QSR) (NYSE: QSR) (TSX: QSP) ("RBI") announced today that Thecla Sweeney is joining the RBI Board of Directors as an independent member effective January 1, 2022.

Ms. Sweeney is currently Executive Chair and Chief Executive Officer for Motion LP, a privately-held provider of complex mobility and accessibility solutions in Canada, and Operating Partner for Birch Hill Equity Partners Management Inc., a private equity firm, both based in Toronto, Ontario. She has held the position with Motion LP since April 2018 and has been with Birch Hill since April 2004, with a number of positions of increasing responsibility prior to beginning her current Operating Partner role in November 2020. Prior to joining Birch Hill, Ms. Sweeney worked in busines development for Regional Airlines Holdings Inc. and was a consultant for Bain & Company. She serves on the board of directors of Motion LP, Mastermind LP, a privately-held specialty toy retailer, since 2010 and FlexNetworks LP, a privately-held telecom business, since 2019. From 2012 to 2017, she served on the board of Sleep Country Canada, a specialty retailer of mattresses and accessories.

Ms. Sweeney will fill the vacancy created when Carlos Sicupira retires from the RBI Board effective December 31, 2021 following over a decade of dedicated service.

“We are fortunate to add Thecla to our Board of Directors and will benefit from her extensive experience in Canadian retail, human resources and compensation, logistics and distribution and managing government and regulatory issues,” said Daniel Schwartz, Co-Chair of the RBI Board. “We deeply value diversity of thought and experience, and I look forward to working with Thecla in her new role,” added Jose Cil, CEO of RBI.

“We want to thank Carlos for his immeasurable advice, support and service to our brands over the years, including his time on our Board of Directors since 2010. He is a valued partner and friend and has played an important role shaping the company, including our long-term compensation philosophy and attracting new talent to our Board as part of our nominating and corporate governance committee,” said Alex Behring, Co-Chair of the RBI Board.

“It’s an honour to join the RBI Board of Directors and advise this great management team as they work to build the most loved restaurant brands in the world,” said Thecla Sweeney.

About Restaurant Brands International
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with approximately $35 billion in annual system-wide sales and over 28,000 restaurants in more than 100 countries. RBI owns four of the world's most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.

Investors: investor@rbi.com; Media: media@rbi.com